Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Mezey Howarth Racing Stables, Inc. (formerly MH 1, Inc.)

We hereby consent to the use in this Registration Statement of Mezey Howarth Racing Stables, Inc. (formerly MH 1, Inc.) on Form S-1, of our report on the financial statements of Mezey Howarth Racing Stables, Inc. (formerly MH 1, Inc.) dated March 26, 2007, related to the financial statements of Mezey Howarth Racing Stables, Inc. (formerly MH 1, Inc.) as of March 19, 2007, and for the period from inception (February 27, 2007) through March 19, 2007.   We also hereby consent to use of our name in “Experts” in this Registration Statement.

/s/ McKennon Wilson & Morgan LLP

Irvine, California
February 22, 2008